Exhibit 10.4
Eli Lilly and Company
Restricted Stock Unit
(for Executive Officers)
This Restricted Stock Unit Award has been granted on January 26, 2010, by Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to Grantee.

Number of Shares:	Log into Merrill Lynch account at http://www.benefits.ml.com

Restriction Lapse:	February 1, 2011 (or earlier in certain circumstances)

Eli Lilly and Company Restricted Stock Unit

Eli Lilly and Company Restricted Stock Unit

A.	Recitals

Under the 2002 LILLY STOCK PLAN (“2002 Plan”), the Compensation Committee (“Committee”) has determined the form of this Restricted Stock Unit Award (“Award”) and selected the Grantee, an Eligible Employee of the Company, to receive a Restricted Stock Unit Award. The applicable terms of the 2002 Plan are incorporated in this Restricted Stock Unit Award by reference, including the definitions of terms contained in the 2002 Plan.

B.	Restricted Stock Unit

Lilly grants to the grantee this Award of Restricted Stock Units, with each Restricted Stock Unit representing the right to receive one share of Eli Lilly and Company Common Stock (“Lilly Stock”), plus an amount of cash pursuant to Section 2 (b), subject to certain restrictions and on the terms and conditions contained in this Award and the 2002 Plan. In the event of any conflict between the terms of the 2002 Plan and this Award, the terms of the 2002 Plan shall govern, except as provided in Sections 3 and 6. Any terms not defined herein shall have the meaning set forth in the 2002 Plan. This Award is made under the terms and conditions noted below:

Section 1. Number of Restricted Stock Units

Subject to adjustment as provided in Section 24, the Grantee may receive the number of shares of Lilly Stock as outlined on the first page of this document.

Section 2. Rights of the Grantee
a.	No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Grantee to any rights of a shareholder of Lilly Stock until such time as the Restricted Stock Units vest and shares of Lilly Stock are issued or transferred. No shares of Lilly Stock shall be issued or transferred to Grantee prior to the date on which the Restricted Stock Units vest and the restrictions with respect to the Restricted Stock Units lapse. The rights of Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which the Restricted Stock Units become vested and the restrictions with respect to the Restricted Stock Units lapse.

b.	Dividend Equivalent Units. As long as the Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall accrue for the Grantee, on each date that the Company pays a cash dividend to holders of Lilly Stock, Dividend Equivalent Units equal to the total number of Restricted Stock Units credited to the Grantee under this Award multiplied by the dollar amount of the cash dividend paid per share of Lilly Stock by the Company on such date. Dividend Equivalent Units shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. A report showing the accrued Dividend Equivalent Units shall be sent to the Grantee periodically, as determined by the Company. The accrued Dividend Equivalent

Eli Lilly and Company Restricted Stock Unit

Units shall be subject to the same restrictions as the Restricted Stock Units to which the Dividend Equivalent Units relate, and the Dividend Equivalent Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Dividend Equivalent Units were credited are forfeited.
c.	No Trust; Grantee’s Rights Unsecured. Neither this Award nor any action pursuant to or in accordance with this Award shall be construed to create a trust of any kind. The right of Grantee to receive payments of cash or Lilly Stock under this Award shall be an unsecured claim against the general assets of the Company.
Section 3. Restriction Period

The period of restriction (“Restriction Period”) under this Award shall commence on the effective date of the Award and expire at the close of business on the earliest of the following dates:
a.	February 1, 2011,

b.	the date of death of the Grantee while in the active service of the Company,

c.	the date the Grantee’s employment is terminated by reason of “disability,” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), or

d.	the date the Grantee suffers a “separation from service” from Lilly or the Employer, within the meaning of Section 409A of the Code, and such separation from service is due to a plant closing or reduction in workforce as defined below.
Plant closing means the closing of a plant site or other corporate location that directly results in termination of employment. Reduction in workforce means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment.

The Committee’s determination whether the Grantee’s employment has been terminated by reason of disability, whether a leave of absence constitutes a termination of employment or whether a Grantee’s termination is a direct result of either a plant closing or a reduction in workforce shall be final and binding on the Grantee. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not modify the expiration dates set forth in this Award so as to accelerate the termination of the Restriction Period.

Section 4. Retirement

In the event the Grantee’s employment is terminated due to retirement, the Award will continue pursuant to the established Restriction Period and Dividend Equivalent Unit accrual schedule. The Award will be paid in full to the retiree upon the lapse of all restrictions as noted in Section 9. A retiree is a person who is (i) a retired employee under the Lilly Retirement Plan; (ii) a retired employee under the retirement plan or program of a Lilly subsidiary; or (iii) a retired employee under a retirement program specifically approved by the Committee.

Eli Lilly and Company Restricted Stock Unit

A Grantee who has not received a year-end individual performance rating and (i) is on employment probation (or its equivalent outside the United States, as determined by the Committee) for unsatisfactory performance and takes retirement in lieu of a termination of employment; or (ii) takes retirement in lieu of termination of employment because of an immediately terminable offense (e.g., absence of three days without notice, insubordination, violation of substance abuse policy, possession of firearms, misconduct) will not be considered to have terminated due to retirement as described herein.

Section 5. Record of the Award

During the Restriction Period, records of the Award and accumulated Dividend Equivalent Units will reside in an account at the Company or an Equity Administration Agent designated by the Company.

Section 6. Conditions During Restriction Period

During the entire Restriction Period, the employment of the Grantee with the Company must not terminate except for reasons specified in Sections 3.b, 3.c, 3.d, or 4. “Termination of employment” shall mean the cessation for any reason of the relation of employer and employee between the Grantee and the Company (or, if different, the Grantee’s employer).

Furthermore, for any year or portion of a year that falls within the Restriction Period, the Grantee must not receive a year-end individual performance rating of unsatisfactory.

Section 7. Consequences of Breach of Conditions

If any of the conditions that must continue to be satisfied during the Restriction Period under Section 6 is breached during the Restriction Period, either by act of the Grantee or otherwise, the Grantee, by accepting this Award, agrees that upon such breach all interest of the Grantee in the Restricted Stock Units and associated Dividend Equivalent Units shall terminate and be forfeited. The Committee’s determination shall be final and binding on the Grantee. The Company shall incur no liability to the Grantee under this Award by terminating the Grantee’s status as an Eligible Employee, whether by action with respect to the Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not waive the breach of the conditions set forth in Section 6.

Section 8. Committee Election to Pay Cash

At any time during the Restriction Period or until paid in accordance with Section 9, the Committee may, if it so elects, determine to pay part or all of this Award in cash in lieu of issuing or transferring shares of Lilly Stock. The amount of cash shall be based upon the fair market value of Lilly Stock at the end of the Restriction Period as outlined in Section 9.

Eli Lilly and Company Restricted Stock Unit

Section 9. Lapse of Restrictions

At the end of the Restriction Period, if the conditions specified in Section 6 have not been breached during the Restriction Period, all restrictions shall terminate. The Award shall be paid to Grantee within a sixty day period starting the day after the end of the Restriction Period and ending on the sixtieth day after the end of the Restriction Period, but no later than December 31 of the year in which the Restriction Period ends, as follows:
a.	Lilly shall issue or transfer to the Grantee shares of Lilly Stock or the cash equivalent, as described in Section 8 above, equal to one share per Restricted Stock Unit subject to the withholding tax provisions in Section 14 below. The shares may be newly issued shares or treasury shares, unless otherwise required by local law. In the event Grantee is entitled to a fractional share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

b.	Lilly shall pay to the Grantee in cash all accrued Dividend Equivalent Units following deduction for all applicable withholding tax in accordance with Section 14 below.
In the event that the Restriction Period ends by reason of death of the Grantee, the payments as described above shall be made to the Successor Grantee. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not direct that the restrictions on this Award will lapse other than as expressly set forth in this Award. Notwithstanding the foregoing, if the Grantee is treated as a “specified employee” within the meaning of Section 409A of the Code as of the date of any payment hereunder, the commencement of any payment shall be delayed in accordance with Section 15 hereof.

Section 10. Revocation or Modification of Award

Lilly may revoke this Award at any time during the Restriction Period if it is contrary to law and, in that event, shall give notice to the Grantee. Lilly may also modify this Award and the issuance or transfer of the Lilly Stock pursuant to this Award to the extent necessary to bring the Award and the issuance or transfer of the shares of Lilly Stock into compliance with any applicable law or regulation now or hereafter promulgated by any governmental agency having jurisdiction. By accepting this Award and the issuance or transfer of shares of Lilly Stock under this Award, the Grantee agrees that Lilly may change the number of shares of Lilly Stock issued or transferred as Lilly deems necessary to comply with the law.

Section 11. Prohibition Against Transfer

The right of a Grantee to receive payments of Lilly Stock and/or cash under this Award may not be transferred except to a Successor Grantee by will or applicable laws of descent and distribution. A Grantee may not assign, sell, pledge, or otherwise transfer Lilly Stock or cash to which he or she is entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.

Eli Lilly and Company Restricted Stock Unit

Section 12. Notices, Payments and Electronic Delivery and Participation

Any notice to be given by the Grantee or Successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any Successor Grantee, at the address specified in writing to Lilly by the Successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Award and participation in the 2002 Plan by electronic means or request the Grantee’s consent to participate in the 2002 Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2002 Plan through an on-line or electronic system established and maintained by Lilly or another third party designated by Lilly.

Section 13. Waiver

The waiver by Lilly of any provision of this instrument at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this instrument at any subsequent time or for any other purpose.

Section 14. Withholding Tax

Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and that Lilly and the Employer (a) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the accrual of Dividend Equivalent Units, the vesting of the Restricted Stock Units and the lapse of restrictions, the transfer and issuance of any shares of Lilly Stock or the receipt of any cash payment pursuant to this Award, the receipt of any dividends and the sale of any shares of Lilly Stock acquired pursuant to this Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax Related Items. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

Prior to the applicable taxable or tax withholding event, the Grantee shall pay or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items. In this regard, the Grantee authorizes Lilly and/or the Employer to withhold all

Eli Lilly and Company Restricted Stock Unit

applicable Tax Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by Lilly and/or the Employer or from any cash payment received upon expiration of the Restriction Period in accordance with Section 9. Alternatively, or in addition, if permissible under local law, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the proceeds of the sale of shares of Lilly Stock acquired pursuant to this Award, (ii) arrange for the sale of shares of Lilly Stock to be issued upon the expiration of the Restriction Period (at the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization), and/or (iii) withhold in shares of Lilly Stock otherwise issuable to the Grantee pursuant to this Award, provided that Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax Related Items is satisfied by withholding shares of Lilly Stock as described in (iii) herein, the Grantee will be deemed to have been issued the full number of shares of Lilly Stock to which he or she is entitled pursuant to this Award, notwithstanding that a number of shares of Lilly Stock are withheld to satisfy the obligation for Tax Related Items. The Grantee shall pay to Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver shares of Lilly Stock or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described herein.
Section 15. Section 409A Compliance

To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. Notwithstanding anything elsewhere in this Award to the contrary, if a Grantee is treated as a “specified employee” as of the date of any payment under this Award, as determined by the Company in accordance with its procedures, then, to the extent required, the commencement of any payment under this Award shall be delayed until the date that is six (6) months following the date of the Grantee’s separation from service. This Award is subject to Section 13(k) of the 2002 Plan concerning Section 409A.

Section 16. Severability and Section Headings

If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Award and the 2002 Plan.

Eli Lilly and Company Restricted Stock Unit

The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

Section 17. Determinations by Committee

Determinations by the Committee pursuant to any provision of the 2002 Plan, pursuant to rules, regulations, and procedures adopted by the Committee, or pursuant to this instrument shall be final and binding on the Grantee and any Successor Grantee.

Section 18. Change in Control

The provisions of Section 12(a)(v) of the 2002 Plan do not apply to this Award.

Eli Lilly and Company Restricted Stock Unit

Section 19. Nature of 2002 Plan and Award

In accepting this Award, the Grantee acknowledges, understands and agrees that:
a.	the 2002 Plan is established voluntarily by Lilly, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lilly at any time, as provided in the 2002 Plan;

b.	the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

c.	all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Committee;

d.	the Grantee’s participation in the 2002 Plan is voluntary;

e.	the Award and any shares of Lilly Stock subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Lilly or the Employer and which is outside the scope of Grantee’s employment contract, if any;

f.	the Award and any shares of Lilly Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Lilly or the Employer;

g.	neither the Award nor any provision of this instrument, the 2002 Plan or the policies adopted pursuant to the 2002 Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Award shall not be interpreted to form an employment contract or relationship with Lilly or any subsidiary of Lilly;

h.	the future value of the underlying shares of Lilly Stock is unknown and cannot be predicted with certainty;

i.	the value of shares of Lilly Stock acquired upon lapse of the Restriction Period may increase or decrease in value, even below the tax valuation price;

j.	no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Grantee’s employment by Lilly or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and, in consideration of the grant of the Award to which the Grantee is otherwise not entitled, the Grantee agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee will be deemed

Eli Lilly and Company Restricted Stock Unit

irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

k.	in the event of termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive or vest in the Award, if any, will terminate effective as of the date the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Award;

l.	Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the 2002 Plan or the Grantee’s acquisition or sale of the underlying shares of Lilly Stock; and

m.	the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the 2002 Plan before taking any action related to the Plan.
Section 20. Data Privacy

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Award by and among, as applicable, the Employer, Lilly, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan.

The Grantee understands that Lilly may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Lilly, details of all Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the 2002 Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the 2002 Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the 2002 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares received upon lapse of the Restriction Period may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the 2002 Plan. The Grantee understands that the Grantee may, at any time, request an equity award transaction statement, request any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s

Eli Lilly and Company Restricted Stock Unit

ability to participate in the 2002 Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
Section 21. Effective Date

The effective date of this instrument shall be the date of grant.

Section 22. Governing Law

The validity and construction of this Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

Section 23. Language

If the Grantee has received this instrument or any other document related to the 2002 Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 24. Adjustments to Number of Shares

The number of shares of Lilly stock subject to this Award shall be subject to adjustment in accordance with the provisions of Section 4(b) of the 2002 Plan for certain corporate recapitalizations and other events.

Section 25. Imposition of Other Requirements

If the Grantee relocates to another country, any special terms and conditions applicable to Restricted Stock Units granted in such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Restricted Stock Units and any shares of Lilly Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, Lilly has caused this Award to be executed in Indianapolis, Indiana, by its proper officer.

Eli Lilly and Company Restricted Stock Unit

ELI LILLY AND COMPANY
By:
John Lechleiter
Chairman of the Board and Chief Executive Officer